UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2020 (April 20, 2020)

Rockwell Automation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12383	25-1797617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Second Street

Milwaukee, Wisconsin 53204

(Address of principal executive offices, including zip code)

+1 (414) 382-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	ROK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐  Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 20, 2020, Rockwell Automation, Inc. (the “Company”) entered into a $400,000,000 senior unsecured 364-day term loan credit agreement with the Banks listed therein, U.S. Bank National Association, as Administrative Agent, PNC Bank, National Association, as Syndication Agent, and BMO Harris Bank N.A. and TD Bank, N.A., as Documentation Agents (the “Agreement”). On April 20, 2020, the Banks advanced loans under the Agreement in the amount of $400,000,000. Borrowings under the Agreement mature on, or at the option of the Company, before April 19, 2021. The Agreement is in addition to our existing $1,250,000,000 Five-Year Credit Agreement dated November 13, 2018, which remains outstanding and undrawn.

The proceeds of the borrowings under the Agreement will be used for general corporate purposes, including acquisition financing (including for two previously announced acquisitions expected to close within the next few weeks) and working capital. On February 19, 2020, the Company announced its intention to acquire Kalypso, LP, a U.S.-based software delivery and consulting firm, and ASEM, S.p.A., an Italy-based provider of digital automation technologies.

Borrowings under the Agreement will bear interest at rates equal to, (1) for each base rate loan, the sum of the base rate plus the base rate margin, and (2) for each euro-dollar loan, the sum of the euro-dollar margin plus the London Interbank Offered Rate applicable to the interest period, provided that if such London Interbank Offered Rate is less than 1%, it will be deemed 1%. The base rate equals, for any day, the highest of (a) the U.S. Bank prime rate, (b) the sum of the federal funds rate plus 1/2 of 1% and (c) the sum of 1% plus the London Interbank Offered Rate for a one-month interest period, provided that if the London Interbank Offered Rate is less than 1%, such rate will be deemed 1% for purposes of clause (c) above, provided further that if the base rate is less than 2%, the base rate will be deemed 2%. The base rate margin for a given credit rating level is a percentage of 0.250% or 0.750% as specified for that credit rating level. The euro-dollar margin for a given credit rating level is a percentage from 1.250% to 1.750% as specified for that credit rating level.

The Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants restrict certain incurrence of secured indebtedness, mergers, consolidations and sales of assets and sale and lease-back transactions, subject to certain exceptions. The Agreement also includes a covenant under which the Company will not permit its ratio of Consolidated EBITDA to Consolidated Interest Expense (as such terms are defined in the Agreement) for any period of four consecutive quarters to be less than 3.00 to 1.00. The Agreement does not restrict the Company’s ability to pay dividends.

Under certain conditions, the indebtedness under the Agreement may be accelerated. Bankruptcy and insolvency events with respect to the Company will result in automatic acceleration of the indebtedness under the Agreement. Subject to notice and cure periods in certain cases, other events of default under the Agreement will result in acceleration of the indebtedness under the Agreement at the option of the lenders. Such other events of default include failure to pay any principal when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of the Company and its subsidiaries or a change of control of the Company.

The foregoing summary of the Agreement does not purport to be a complete description of the terms and conditions of the Agreement and is qualified by the full text of the Agreement attached as Exhibit 99, which is incorporated herein by reference. The Agreement has been attached to provide investors with more complete factual information regarding the terms and conditions of the Agreement, and it is not intended to be a source of factual, business or operational information about the Company.

From time to time, the Company and the lenders under the Agreement (or affiliates of the lenders) may engage in other transactions, including arrangements under which a lender or an affiliate of the lender participates in interest rate swap or hedging arrangements with the Company, effects repurchases of shares of the Company’s common stock, serves as agent or placement agent for or purchaser of commercial paper or underwriter or purchaser of other debt issued by the Company, provides cash management, financial advisory, corporate trust, investment banking or commercial banking services to the Company, provides lines of credit to the Company or its affiliates or manages the Company’s pension fund assets.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

99

$400,000,000 364-Day Term Loan Agreement dated as of April 20, 2020, among the Company, the Banks listed on the signature pages thereof, U.S. Bank National Association, as Administrative Agent, PNC Bank, National Association, as Syndication Agent, and BMO Harris Bank N.A. and TD Bank, N.A., as Documentation Agents

104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL AUTOMATION, INC.
(Registrant)

By	/s/ Rebecca W. House
Rebecca W. House
Senior Vice President, Chief Legal Officer and Secretary

Date: April 21, 2020